UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Report): July 21, 2008

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

133 Sevilla Avenue

Coral Gables, FL 33134

(Address of principal executive offices) (Zip Code)

(305) 415-8830

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International Inc.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 21, 2008, we entered into a credit agreement with Stanford International Bank Ltd., our principal stockholder (“SIBL”), providing for a loan from SIBL to us of $40 million (the “Bridge Loan Agreement”). Pursuant to the Bridge Loan Agreement, SIBL will provide one or more loans to us in an aggregate principal amount of up to $40 million. The loans will be made available pursuant to a draw schedule providing for weekly fundings of $3 million each (other than the December 3, 2008 funding which will be for $4 million) commencing on September 12, 2008 through December 3, 2008. All loans made under the Bridge Loan Agreement will accrue interest at the prime rate plus 2% and will mature on July 1, 2010. Payments of interest only are payable on a quarterly basis and, except as described below, the outstanding principal amount of such loans is due on the maturity date.

The proceeds of loans made under the Bridge Loan Agreement are to be used solely for the following purposes: (i) to build up and/or acquire technology infrastructure and related services in Latin America, (ii) to make acquisitions of other businesses or assets and (iii) for our general working capital needs. Our obligations under the Bridge Loan Agreement are secured by a subordinated pledge on the securities of certain of our subsidiaries that are domiciled in the South Pacific region. Certain of our domestic subsidiaries that serve as holding companies for our South Pacific operations have also guaranteed our obligations under the Bridge Loan Agreement.

The maximum loan amount under the Bridge Loan Agreement will be reduced by the amount of net cash proceeds we may receive from the sale of some or all of our operations and other assets in the South Pacific (the “South Pacific Assets”) represented principally by our Datec Group and AST Telecom, LLC (“AST”) subsidiaries. To the extent that we sell any of the South Pacific Assets prior to the maturity date, we are obligated to use 100% of the net cash proceeds received by us from such sale to make mandatory prepayments of any loans outstanding under the Bridge Loan Agreement. In addition, at the maturity date and provided that we have then sold all or substantially all of the assets owned by AST or sold all of our equity interests in AST, we may elect to convert the balance of all loans under the Bridge Loan Agreement into shares of our common stock at a conversion price of $3.97 per share, subject to certain adjustments. Otherwise, we are required to pay all outstanding loan amounts at the maturity date.

The foregoing is merely a summary of the terms and conditions of the loan transaction with SIBL and does not purport to be a complete discussion of the Bridge Loan Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Bridge Loan Agreement attached as Exhibit 10.1 to this Current Report and incorporated by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated July 21, 2008, by and between Stanford International Bank Ltd. and eLandia International Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.

Dated: July 25, 2008	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement, dated July 21, 2008, by and between Stanford International Bank Ltd. and eLandia International Inc.

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